                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of May 13, 2002, by and among L. Donald Speer, II, an individual ("Speer"), Speer Casino Marketing, Inc., a Delaware corporation wholly-owned by Speer ("Merger Corporation"), and Venture Catalyst Incorporated, a Utah corporation (the "Company"). Speer, Merger Corporation and the Company are referred to collectively herein as the "Parties."

     WHEREAS, the respective Boards of Directors of Merger Corporation and the Company have each approved the merger of the Company with and into Merger Corporation on the terms and subject to the conditions set forth in this Agreement (the "Merger"); and

     WHEREAS, Speer, Merger Corporation and the Company desire to make certain representations and warranties and other agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    Article I
                               The Merger; Closing
                               -------------------

     1.1 The Merger. Upon the terms and subject to the conditions of this
         ----------
Agreement, and in accordance with the Utah Revised Business Corporation Act (the "UBCA"), the California General Corporation Law (the "CGCL") and the Delaware General Corporation Law (the "DGCL"), the Company shall be merged with and into Merger Corporation at the Effective Time (as defined in Section 1.2). Immediately following the Merger, the separate existence of the Company shall cease and Merger Corporation shall continue as the surviving corporation (the "Surviving Corporation"), shall be wholly-owned by Speer, and shall succeed to and assume all the rights and obligations of the Company in accordance with the UBCA, the CGCL and the DGCL.

     1.2 Effective Time. The Merger shall become effective when the Certificate
         --------------
of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon mutual consent of the constituent corporations to the Merger, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than ninety (90) days after the date the Certificate of Merger is filed. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Certificate of Merger is filed with the Secretary of State of the State of Delaware or such later time established by the Certificate of Merger, and the term "Effective Date" shall mean the day on which the Effective Time occurs. The filing of the Certificate of Merger shall be made on the date of the Closing (as defined in Section 1.7).

     1.3 Effects of the Merger. The Merger shall have the effects set forth in
         ---------------------
the DGCL, CGCL and UBCA, including, without limitation, that at the Effective Time of the Merger, all the assets, properties, rights, privileges, powers and franchises for the Company and

Merger Corporation shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Corporation shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 Conversion of Shares. At the Effective Time, by virtue of the Merger
         --------------------
and without any action on the part of Speer, Merger Corporation, the Company or the holders of any of the following securities:

     (a) each issued and outstanding share of the Company's common stock, par value $0.001 per share ("Company Common Stock"), held by the Company as treasury stock ("Treasury Shares") or held by Merger Corporation (collectively, "Merger Corporation Shares") shall be canceled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;

     (b) each issued and outstanding share of Company Common Stock, other than any Dissenting Shares (as defined and to the extent provided in Section 1.8 below), Treasury Shares and Merger Corporation Shares (collectively, "Excluded Shares"), shall be converted into the right to receive the following (the "Merger Consideration"): (i) an amount in cash, without interest, equal to $0.65 (the "Cash Payment"), and (ii) the Per Share Contingent Payment (as defined in
Section 1.9, below). At the Effective Time, all issued and outstanding shares of Company Common Stock other than the Excluded Shares (the "Converted Shares") shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any Converted Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest except as provided in Section 1.9 hereof; and

     (c) each issued and outstanding share of capital stock of Merger Corporation shall remain outstanding and shall not be canceled or converted in connection with the Merger.

     1.5 Payment of Shares.
         -----------------
     (a) Prior to the Effective Time, Merger Corporation shall appoint a bank, trust company or other entity, including without limitation, Mellon Investor Services, reasonably satisfactory to Merger Corporation and the Company to act as disbursing agent (the "Disbursing Agent") for the payment of the Merger Consideration as provided for in this Article I. Merger Corporation will enter into a disbursing agent agreement with the Disbursing Agent ("Disbursing Agent Agreement"), in form and substance reasonably acceptable to Merger Corporation and the Company. At or prior to the Effective Time, Merger Corporation shall deposit or cause to be deposited with the Disbursing Agent in trust for the benefit of the Company's shareholders cash in an aggregate amount necessary to make the Cash Payment to the holders of Converted Shares (such amount being hereinafter referred to as the "Exchange Fund"). The Disbursing Agent shall be permitted to invest the Exchange Fund only in the following: direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's, a division of The McGraw Hill Companies, or a combination thereof (collectively, the "Approved Investments"); provided that, in any such case, the Exchange Fund shall be invested in Approved Investments which have a maturity date not exceeding one (1) month and such instruments shall be immediately saleable without incurring penalties or fees (other than ordinary brokers' fees and commissions) for sales prior to the expiration of such maturity dates. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation. The Exchange Fund shall be used only as provided in this Agreement.

     (b) Promptly (but no later than five (5) days) after the Effective Time, the Surviving Corporation shall cause the Disbursing Agent to mail to each person who was a record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented Converted Shares (the "Certificates"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Cash Payment and the right to receive the Per Share Contingent Payment. Upon surrender to the Disbursing Agent of a Certificate, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent (collectively, "Letter of Transmittal"), the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the product of the number of Converted Shares represented by such Certificate multiplied by the Cash Payment and the holder shall receive the right to receive the Per Share Contingent Payment for each such Converted Share, and such Certificate shall forthwith be canceled. No interest will be paid or accrue on the Cash Payment. If payment of any portion of the Merger Consideration is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that, to the satisfaction of the Surviving Corporation and the Disbursing Agent, (i) the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and
(ii) the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish that such tax has been paid or is not applicable. Until surrendered in accordance with this Section 1.5, each Certificate shall represent for all purposes only the right to receive the Cash Payment in cash multiplied by the number of Converted Shares evidenced by such Certificate, and the Per Share Contingent Payment for each such Converted Share, without any interest thereon.

     (c) From and after the Effective Time, there shall be no registration of transfers of shares of Company Common Stock which were outstanding immediately prior to the Effective Time on the stock ledger of the Surviving Corporation. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable law. All payments of Merger Consideration upon the surrender of Certificates in accordance with this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the Converted Shares previously represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, such Certificates shall be canceled and exchanged for the Merger Consideration as provided in this Article I. At the close of business on the day of the Effective Time, the stock ledger of the Company shall be closed.

               (d) Upon termination of the Disbursing Agent Agreement, the Surviving Corporation shall be entitled to require the Disbursing Agent to deliver to it any proceeds remaining in the Exchange Fund (including, without limitation, all interest and other income received by the Disbursing Agent in respect of all such funds). Thereafter, holders of Converted Shares shall look only to the Surviving Corporation (subject to the terms of this Agreement, abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Cash Payment that may be payable, without interest, upon due surrender of the Certificates held by them. If any Certificates shall not have been surrendered prior to five (5) years after the Effective Time (or, if earlier, immediately prior to such time on which any payment in respect hereof would otherwise escheat or become the property of any governmental unit or agency), the Cash Payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, neither the Surviving Corporation, the Company, nor the Disbursing Agent shall be liable to any holder of a Converted Share for any Cash Payment in respect of such share delivered to a public official pursuant to any abandoned property, escheat or other similar law.

               (e) If any holder of any Converted Shares as of the Effective Time reports to the Disbursing Agent that his or her failure to surrender Certificates representing any Converted Shares registered in his or her name at the Effective Time, according to the Company's stock ledger, is due to the theft, loss or destruction of such Certificate, upon Disbursing Agent's receipt from such stockholder of an affidavit of such theft, loss or destruction and a bond of indemnity, both in form and substance satisfactory to the Disbursing Agent and in compliance with any other reasonable requirements established by the Disbursing Agent, the Disbursing Agent shall effect payment to such stockholder as though the Certificate for the Converted Shares had been surrendered.

               (f) The Surviving Corporation or the Disbursing Agent, as the case may be, may deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Converted Shares such amounts as the Surviving Corporation or the Disbursing Agent, as the case may be, may be required to deduct and withhold with respect to the making of any such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local, or foreign tax law, including without limitation withholdings required in connection with payments under this Section 1.5 and Section 1.9 below. To the extent withheld by the Surviving Corporation or the Disbursing Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of the Converted Shares in respect of which such deduction and withholding was made.

          1.6  Stock Options. At the Effective Time, each unexercised option,
               -------------
whether or not then vested or exercisable in accordance with its terms, to purchase shares of Company Common Stock (the "Options") previously granted by the Company or any of its subsidiaries shall be canceled automatically, and the holders thereof shall have no further rights with respect to the Options.

          1.7  The Closing. The closing of the transactions contemplated by this
               -----------
Agreement (the "Closing") shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 695 Town Center Drive, 17th Floor, Costa Mesa, California 92626-1924, commencing at

9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the Parties will take at the Closing) or such other place and date as the Parties may mutually determine (the "Closing Date").

          1.8  Dissenters' Rights. Notwithstanding anything in this Agreement to
               ------------------
the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has either (a) notified the Company of such holder's intent to dissent with respect to the Merger, has not voted in favor of the Merger, and has dissented from the Merger in accordance with Sections 16-10a-1301 et. seq. of the UBCA, or (b) has not voted in favor of the Merger and has dissented from the Merger in accordance with Sections 1300 et. seq. of the CGCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as provided in Section 1.4(b), and the holder thereof shall only be entitled to such rights as are granted under Sections 16-10a-1301 et. seq. of the UBCA and/or Sections 1300 et. seq. of the CGCL, as applicable. If any holder of Dissenting Shares fails to perfect or withdraws or otherwise loses the holder's right to payment under Sections 16-10a-1301 et. seq. of the UBCA and/or Sections 1300 et. seq. of the CGCL, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled. The Company shall give Speer and Merger Corporation prompt notice of any notice of dissent received by the Company and, prior to the Effective Time, Speer and Merger Corporation shall have the right to participate in all negotiations and proceedings with respect to such dissents. Prior to the Effective Time, the Company shall not, except with the prior written consent of Speer and Merger Corporation, make any payment with respect to, or settle or offer to settle, any such dissents.

          1.9  Contingent Payment. At the Effective Time and subject to the
               ------------------
provisions of this Section 1.9, each holder of Converted Shares shall be entitled to receive additional consideration for such shares, if earned, in accordance with the following terms (the "Contingent Payment" and, when divided by the number of Converted Shares, the "Per Share Contingent Payment"). All references in this Section 1.9 to the Surviving Corporation shall also be deemed to include successor(s) in interest of the Surviving Corporation, if any.

               (a) The Contingent Payment shall be comprised of the sum of the following revenue components (each, a "Payment Component") which are earned during the five (5) year period beginning on the Effective Date and ending on the fifth (5th) anniversary of the Effective Date (the "Contingent Payment Period"), and the proceeds of which shall be deposited into a separate account established by the Surviving Corporation and managed by the Disbursing Agent (the "Contingent Payment Account"):

                    (i) During each of the five (5) successive one year periods in the Contingent Payment Period, the Payment Components shall include the Barona Revenue Component (as defined below) earned during each such yearly period. For purposes of this Agreement, the term "Barona Revenue Component" shall mean the product of (x) fifty percent (50%) and (y) the amount by which the aggregate gross revenues earned by the Surviving Corporation from Baron a Contracts (as defined below) exceeds the Revenue Threshold (as defined below) for the applicable yearly period. For purposes of this Agreement, the term "Barona Contracts" shall mean (A) the Amended and Restated Consulting Agreement, dated as of April 29, 1996, by and between the Company and the Barona Group of Capitan Grande Band of Mission Indians (also known as the Barona Band of Mission Indians), a federally recognized Indian Tribe (the "Barona Tribe"), as amended (the "Consulting Agreement"), (B) any subsequent arrangement which supersedes and/or replaces the Consulting Agreement and (C) any other business relationship, arrangement or contract between the Surviving Corporation and the Barona Tribe, including any agreement for the sale or license of the CRM Software to the Barona Tribe. For purposes of this Agreement, the term "Revenue Threshold" shall mean: Nine Million Dollars ($9,000,000) for the first one year period immediately following the Effective Date (the "First Year"); Nine Million Dollars ($9,000,000) for the one year period immediately following the First Year (the "Second Year"); Nine Million Dollars ($9,000,000) for the one year period immediately following the Second Year (the "Third Year"); Nine Million Dollars ($9,000,000) for the one year period immediately following the Third Year (the "Fourth Year"); and Nine Million Dollars ($9,000,000) for the one year period immediately following the Fourth Year (the "Fifth Year"); plus

                    (ii) One Hundred Percent (100%) of all interest, dividends, sales proceeds and other payments earned by the Surviving Corporation during the Contingent Payment Period in connection with securities held for investment by the Company immediately prior to the Effective Time (the "Portfolio"). If, at the end of the Contingent Payment Period, any securities in the Portfolio have not been sold, the Surviving Corporation will engage an independent appraiser to value the Portfolio and will then deposit with the Disbursing Agent an amount of cash equal to the appraised value, to be distributed in accordance with this
Section 1.9; plus

                    (iii) Sale proceeds, licensing fees and other payments earned by the Surviving Corporation during the Contingent Payment Period in connection with the sale and/or license by the Surviving Corporation of the Company's customer relations management software, as updated from time to time (the "CRM Software"), as follows:

                         (A)  If the Surviving Corporation sells the CRM
Software to any person or entity other than the Barona Tribe: (x) during the First Year, seventy percent (70%) of the gross sales proceeds earned by the Surviving Corporation in such sale shall be deposited in the Contingent Payment Account; (y) during the Second Year, thirty percent (30%) of the gross sales proceeds earned by the Surviving Corporation in such sale shall be deposited in the Contingent Payment Account; and (z) during the Third Year, Fourth Year or Fifth Year, ten percent (10%) of the gross sales proceeds earned by the Surviving Corporation in such sale shall be deposited in the Contingent Payment Account. In the event that all or a portion of the sales proceeds from the sale of the CRM Software will be paid to the Surviving Corporation after the end of the Contingent Payment Period, then the estimated present value of the payments to be received by the Surviving Corporation after the end of the Contingent Payment Period, as determined by an independent appraiser as of the last day of the Contingent Payment Period (the "Final CRM Payment"), shall be paid, within sixty (60) days of the last day of the Contingent Payment Period, by the Surviving Corporation to the Disbursing Agent for deposit in the Contingent Payment Account. Notwithstanding the foregoing, the Surviving Corporation covenants and agrees that during the Contingent Payment Period it will sell the CRM Software only for consideration consisting of cash payments and/or shares of immediately freely tradable capital stock of a company, which shares have been registered with the Securities and Exchange Commission and registered or qualified with all applicable State securities laws administrators, for resale by the Surviving Corporation and/or each holder of Converted Shares.

                         (B)  If the Surviving Corporation enters into a license
agreement with respect to the CRM Software with any person or entity other than the Barona Tribe: (x) during the First Year, five percent (5%) of the licensing fees or other payments earned by the Surviving Corporation during the Contingent Payment Period in connection with such license agreement shall be deposited in the Contingent Payment Account; (y) during the Second Year, three percent (3%) of the licensing fees or other payments earned by the Surviving Corporation during the Contingent Payment Period in connection with such license agreement shall be deposited in the Contingent Payment Account; and (z) during the Third Year, Fourth Year or Fifth Year, one percent (1%) of the licensing fees or other payments earned by the Surviving Corporation during the Contingent Payment Period in connection with such license agreement shall be deposited in the Contingent Payment Account.

                         (C)  For the purposes of this Section 1.9(a)(iii), a
license shall be deemed to be any transfer of rights to use the CRM Software in which the Surviving Corporation retains the exclusive right to enhance, update, improve or otherwise maintain the CRM Software. A sale shall be deemed to be (i) any transfer of all of the Surviving Corporation's right, title and interest in and to the CRM Software or (ii) any transfer of rights to use the CRM Software in which the Surviving Corporation does not retain the exclusive right to enhance, update, improve or otherwise maintain the CRM Software.

               (b) The Surviving Corporation shall cause the Payment Components to be deposited into the Contingent Payment Account within thirty (30) calendar days after the end of each month in which such Payment Components are collected by the Surviving Corporation, except that (i) with respect to the Barona Revenue Component, the Surviving Corporation shall cause the Payment Components to be deposited into the Contingent Payment Account within forty-five (45) days after the end of the applicable twelve (12) month period and (ii) with respect to the Final CRM Payment, the Surviving Corporation shall cause the Payment Component to be made within sixty (60) days of the last day of the Contingent Payment Period. Following the termination of the Contingent Payment Period, the Surviving Corporation shall use commercially reasonable efforts to collect all Payment Components earned during the Contingent Payment Period that have not previously been collected; provided, however, that the parties hereto acknowledge and agree that no Payment Components shall be earned for periods after the Contingent Payment Period. The proceeds in the Contingent Payment Account shall be held and invested or reinvested by the Disbursing Agent, as the Surviving Corporation directs, in Approved Investments; provided that, in any such case, the proceeds in the Contingent Payment Account shall be invested in Approved Investments which have a maturity date not exceeding one (1) year and such instruments shall be saleable on or prior to the dates Contingent Payments are required to be made under the provisions of Section 1.9(d) below, without incurring penalties or fees (other than ordinary brokers' fees and commissions) for sales prior to the expiration of such maturity dates. The proceeds held in the Contingent Payment Account shall be reduced by all fees and administrative expenses incurred by the Disbursing Agent in connection with managing and disbursing the Contingent Payments, and shall be increased by all investment income earned on the proceeds held in the Contingent Payment Account prior to disbursement.

               (c) For each calendar year which includes any portion of the Contingent Payment Period (each, a "Contingent Payment Year"), the Surviving Corporation shall prepare a statement (each, a "Contingent Payment Statement") setting forth the monthly Payment Components earned by the Surviving Corporation as well as the corresponding amounts deposited into the Contingent Payment Account. The Contingent Payment Statement shall also set forth the amounts of any required adjustments pursuant to Section 1.9(b) and the calculation of the aggregate Contingent Payment and the Per Share Contingent Payment being made for such calendar year. Within sixty (60) calendar days following the end of each Contingent Payment Year (the "Notice Period"), the Surviving Corporation shall deliver to the Disbursing Agent a copy of the Contingent Payment Statement for such Contingent Payment Year. If the Surviving Corporation determines according to this Section 1.9 either that (i) the Payment Components have not generated sufficient revenue to require funds to be deposited into the Contingent Payment Account, or (ii) for any reason, no Contingent Payment will be paid during any Contingent Payment Year, the Surviving Corporation shall include in the Contingent Payment Statement notice of such fact, which notice shall describe the basis of its determination.

               (d) Subject to the provisions of Section 1.9(e) below, the Contingent Payments shall be made by the Disbursing Agent to the holders of Converted Shares within ninety (90) days following the end of each Contingent Payment Year, with the last payment being made within ninety (90) days of December 31, 2007; provided, however, that Contingent Payments will not be
                   --------  -------
required to be made to a holder of Converted Shares unless and until the holder delivers to the Disbursing Agent the Certificates representing the Converted Shares and a properly completed Letter of Transmittal (the "Required Deliverables"). Subject to the provisions of this Section 1.9(d) and Section 1.9(e), the Disbursing Agent will hold in the Contingent Payment Account all Contingent Payments allocable to holders of Converted Shares who have not delivered the Required Deliverables to the Disbursing Agent. Each Contingent Payment shall be accompanied by a copy of the Contingent Payment Statement. If for any Contingent Payment Year no Contingent Payment is required to be made for any reason, the Disbursing Agent shall only send each holder of Converted Shares a Contingent Payment Statement, provided, however, that no such statement will
                                --------  -------
be required to be sent to a holder of Converted Shares unless and until the holder delivers to the Disbursing Agent the Required Deliverables. Contingent Payments shall be made and Contingent Payment Statements shall be delivered by the Disbursing Agent only once each year. Holders of Converted Shares who deliver to the Disbursing Agent the Required Deliverables after the deadline established by the Disbursing Agent for any applicable year (a "Delivery Deadline") will not receive Contingent Payments and Contingent Payment Statements until the next annual payment and delivery date and at that time will receive their allocable share of Contingent Payments for prior years ("Prior Year Amounts") and their allocable share of Contingent Payments for the year then being paid. If a holder of Converted Shares fails to deliver any Required Deliverables to Disbursing Agent prior to the end of the Contingent Payment Period (or, if earlier, immediately prior to such time on which any payment in respect hereof would otherwise escheat or become the property of any governmental unit or agency), the Contingent Payment in respect of the Certificates related to such Required Deliverables shall, to the extent permitted by applicable law, become the property of and be distributed to the holders of Converted Shares who have delivered the Required Deliverables to the Disbursing Agent prior to the end of the Contingent Payment Period (the "Final Holders"), free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, neither the Surviving Corporation, the Company, nor the Disbursing Agent shall be liable to any holder of a Converted Share for any Merger Consideration in respect of such share delivered to a public official pursuant to any abandoned property, escheat or other similar law. Subject to the provisions of Section 1.9(e) below, the Contingent Payments on account of the Converted Shares for which holders have not delivered the Required Deliverables prior to the end of the Contingent Payment Period shall be paid by the Disbursing Agent only to the Final Holders, and such Contingent Payment made to each such Final Holder shall be determined by multiplying the aggregate proceeds held in the

Contingent Payment Account at the time of payment(after being reduced for Prior Year Amounts required to be paid by the Disbursing Agent to holders of Converted Shares who have delivered to the Disbursing Agent the Required Deliverables since the immediatedly prior Delivery Deadline) by a fraction, the numerator of which shall be equal to the number of Converted Shares for which the Final Holder has delivered to the Disbursing Agent the Required Deliverables prior to the end of the Contingent Payment Period, and the denominator of which shall be equal to the aggregate number of Converted Shares for which all of the Final Holders have delivered to the Disbursing Agent the Required Deliverables prior to the end of the Contingent Payment Period.

               (e) Notwithstanding the payment provisions of Section 1.9(d), the first disbursement of the Contingent Payment (the "Initial Disbursement") shall not be made unless and until the amount in the Contingent Payment Account, as adjusted in accordance with Section 1.9(b), equals or exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the "Contingent Account Minimum"). If, at the expiration of the Contingent Payment Period, the amount in the Contingent Payment Account has never equaled or exceeded the Contingent Account Minimum, the funds in the Contingent Payment Account will be returned to the Surviving Corporation and no holder of Converted Shares will have any further rights thereto. The Contingent Account Minimum shall only apply with respect to the Initial Disbursement. After the Initial Disbursement has been made, subsequent disbursements will be made by the Disbursing Agent in accordance with the provisions of Section 1.9(d) provided there is a balance of at least Ten Thousand Dollars ($10,000) in the Contingent Payment Account at the time of disbursement. If, following the Initial Disbursement, the balance in the Contingent Payment Account at no time equals or exceeds $10,000, no additional disbursements will be made until the final disbursement is made in accordance with the provisions of Section 1.9(d). In addition, notwithstanding any other provision in this Agreement, the maximum aggregate payments that Disbursing Agent shall make to all of the holders of Converted Shares in accordance with the provisions of this Section 1.9 shall not exceed Forty-Five Million Dollars ($45,000,000). The Disbursing Agent shall act only upon the instruction of the Surviving Corporation with regard to any Contingent Payment Account activity.

               (f) The right of each holder of Converted Shares to receive the Contingent Payments pursuant to this Section 1.9 may not be transferred or assigned except by operation of law or by will or intestate succession.

               (g)  The Contingent Payments provided for pursuant to this
Section 1.9 are provided as a result of bona fide difficulties in determining the value of the Company as of the Effective Date of the Merger. The Contingent Payments, if made in the future, will represent payments of additional consideration for the Converted Shares.

               (h) Following the consummation of the Merger, Speer as the sole stockholder of Surviving Corporation covenants and agrees to cause Surviving Corporation (i) to pay the Contingent Payments required under this Section 1.9 and (ii) to not amend, change or otherwise modify the Certificate of Incorporation or bylaws of Surviving Corporation in a manner which would restrict or otherwise prevent Surviving Corporation from paying the Contingent Payments required under this Section 1.9. Speer and Merger Corporation covenant and agree that during the Contingent Payment Period, (A) Surviving Corporation and Speer will negotiate and enter into contracts and other agreements concerning or otherwise related to the Barona Contracts, the Portfolio and/or the CRM Software on an arms-length basis and

(B) Surviving Corporation and Speer will not act in a manner intended to circumvent the provisions of this Section 1.9.

                                   Article II
                The Surviving Corporation; Directors And Officers
                -------------------------------------------------

          2.1  Certificate of Incorporation. The Certificate of Incorporation of
               ----------------------------
Merger Corporation in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with applicable law; provided that such Certificate of Incorporation of Merger Corporation must be in a form reasonably acceptable to the Company.

          2.2  Bylaws. The bylaws of Merger Corporation in effect at the
               ------
Effective Time shall be the bylaws of the Surviving Corporation, until amended in accordance with applicable law; provided that such bylaws of Merger Corporation must be in a form reasonably acceptable to the Company.

          2.3  Directors and Officers. The directors of Merger Corporation
               ----------------------
immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Corporation immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, subject to the right of the Board of Directors of the Surviving Corporation to appoint or replace officers.


                                  Article III
         Representations and Warranties of Speer and Merger Corporation
         --------------------------------------------------------------

     Speer and Merger Corporation jointly and severally represent and warrant to the Company that:

          3.1  Organization and Qualification. Merger Corporation is a
               ------------------------------
corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Merger Corporation is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Merger Corporation Material Adverse Effect. In this Agreement, the term "Merger Corporation Material Adverse Effect" means an effect that is materially adverse to (i) the business, financial condition or ongoing operations of Merger Corporation, taken as a whole or (ii) the ability of Merger Corporation to obtain financing for or to consummate any of the transactions contemplated by this Agreement.

          3.2  Authority; Non-Contravention; Approvals.
               ---------------------------------------

          (a) Each of Speer and Merger Corporation has the requisite individual and corporate, respectively, power and authority to enter into this Agreement and to consummate the transactions contemplated in this Agreement to be consummated by each of Speer and Merger Corporation, hereby, including without limitation, the consummation by Merger Corporation of the financing of the Merger (the "Financing") pursuant to the Financing Arrangement (as defined in
Section 3.4 hereof). This Agreement and the Merger have been approved and adopted by the Board of Directors of Merger Corporation and by Speer as the sole stockholder of Merger Corporation, and no other corporate or similar proceeding on the part of Speer or Merger Corporation is necessary to authorize the execution and delivery of this Agreement or the consummation by Speer and Merger Corporation of the transactions contemplated in this Agreement to be consummated by each of Speer and Merger Corporation, including without limitation, the consummation by Merger Corporation of the Financing. This Agreement has been duly executed and delivered by each of Speer and Merger Corporation and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Speer and Merger Corporation enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

          (b) The execution, delivery and performance of this Agreement by each of Speer and Merger Corporation and the consummation of the Merger and the transactions contemplated hereby, including without limitation the consummation by Merger Corporation of the Financing, do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of Speer or Merger Corporation under any of the terms, conditions or provisions of (i) the certificate of incorporation or bylaws of Merger Corporation, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Speer or Merger Corporation or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Effective Time) the Merger Corporation Required Statutory Approvals (as defined in Section 3.2(c)), or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (each a "Contract" and collectively "Contracts") to which Speer or Merger Corporation is now a party or by which Speer or Merger Corporation or any of their respective properties or assets may be bound or affected, except, with respect to any item referred to in clause (ii) or (iii), for any such violation, conflict, breach, default, termination, acceleration or creation of liens, security interests or encumbrances that would not reasonably be expected to have a Merger Corporation Material Adverse Effect and would not materially delay the consummation of the Merger.

          (c) Except for (i) applicable filings with the Securities Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Utah Division of Corporations and Commercial Code in connection with the Merger, and (iii) filings with and approvals by any regulatory authority with jurisdiction over the

Company's, Speer's or any Speer affiliates' or any Native American gaming and casino operations required under any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree, injunction or other authorization governing or relating to the current or contemplated Native American gaming and casino activities and operations of the Company, Speer or any Speer affiliate, and all other rules and regulations, statutes and ordinances having authority or with which compliance is required for the conduct of Native American gaming and casino activities (collectively, the "Gaming Laws") (the filings and approvals referred to in clauses (i) through (iii) being collectively referred to as the "Merger Corporation Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Speer or Merger Corporation, or the consummation by Speer or Merger Corporation of the transactions contemplated in this Agreement to be consummated by each of Speer and Merger Corporation, including without limitation, the consummation by Merger Corporation of the Financing, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected to have a Merger Corporation Material Adverse Effect and would not materially delay the consummation of the Merger.

          3.3  Information Supplied. Neither the Rule 13e-3 Transaction
               --------------------
Statement on Schedule 13E-3 (together with all amendments and supplements thereto, the "Transaction Statement") nor any of the information supplied by Speer or Merger Corporation in writing specifically for inclusion in any documents to be prepared and filed by the Company shall, at the respective time the Transaction Statement or the Company's filings or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to shareholders of Company, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading (except to the extent information contained therein is based upon information supplied in writing solely by the Company). The Transaction Statement shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

          3.4  Financing. Merger Corporation has received commitments from Wells
               ---------
Fargo Bank N.A., or one or more similar lending institutions, copies of which have been provided to the Company, to timely provide sufficient funds in U.S. currency to pay the aggregate Cash Payment pursuant to the Merger, and to pay related fees and expenses. The principal terms of such financing provide for a $4,100,000 term loan which shall mature on the first to occur of the first business day immediately following the Closing or the thirtieth (30th) day following the execution and delivery of the loan documents (the "Financing Arrangement").

          3.5  Ownership of Shares. Merger Corporation represents that, on the
               -------------------
date of this Agreement, it owns beneficially and of record, 1,024,180 shares of Company Common Stock.

                                   Article IV
                  Representations and Warranties of the Company
                  ---------------------------------------------

     The Company represents and warrants to Speer and Merger Corporation that:

          4.1 Organization and Qualification. The Company is a corporation duly
              ------------------------------
organized, validly existing and in good standing under the laws of the State of Utah and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Company Material Adverse Effect. In this Agreement, the term "Company Material Adverse Effect" means an effect that is materially adverse to (i) the business, financial condition or ongoing operations of the Company and its subsidiaries, taken as a whole or (ii) the ability of the Company to consummate any of the transactions contemplated by this Agreement. True, accurate and complete copies of the Company's Articles of Incorporation and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Speer.

          4.2 Authority; Non-Contravention; Approvals.
              ---------------------------------------

               (a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Shareholders' Approval (as defined in Section 6.1(a)) with respect solely to the Merger, to consummate the transactions contemplated hereby. This Agreement and the Merger have been approved and adopted by the Board of Directors of the Company (the "Company Board"), and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Shareholders' Approval with respect solely to the Merger, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Speer and Merger Corporation, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

               (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, contractually require any offer to purchase or any prepayment of any debt, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (i) the articles of incorporation or bylaws of the Company, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Effective Time) the Company Required Statutory Approvals (as defined in Section 4.2(c)) and the Company Shareholders' Approval, or (iii) any Contract to which the Company is now a party or by which the Company or any of its properties or assets may be bound or affected, subject, in the case of consummation, to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties as specified in Schedule 4.2(b) hereto, except, with respect to any item referred
             ---------------
to in clause (ii) or (iii) of this Section 4.2(b), for any such violation, conflict, breach, default, termination, acceleration or creation of liens, security interests or encumbrances that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not materially delay the consummation of the Merger.

               (c) Except for (i) the filing with the SEC pursuant to the Exchange Act of (x) a proxy statement relating to Company Shareholders' Approval (such proxy statement as amended or supplemented from time to time, the "Proxy Statement"), (y) the Transaction Statement, and (z) such other reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated herein, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Utah Division of Corporations and Commercial Code in connection with the Merger, and (iii) any filings with or approvals from authorities required solely by virtue of the jurisdictions in which the Company or its subsidiaries conduct any business or own any assets (the filings and approvals referred to in clauses (i) through (iii) of this Section 4.2(c) being collectively referred to as the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not materially delay the consummation of the Merger.

          4.3 Information Supplied. The information provided by the Company for
              --------------------
inclusion in the Proxy Statement will not, at the date it is first mailed to Company's shareholders or at the time of the Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation or warranty is made by the Company with respect to the information supplied or to be supplied by Speer or Merger Corporation or any affiliate of Speer or Merger Corporation in writing specifically for inclusion in the Proxy Statement. The Transaction Statement will not, at the time the Transaction Statement or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to shareholders of the Company, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading (except to the extent of information supplied by Speer or Merger Corporation or any affiliate of Speer or Merger Corporation in writing specifically for inclusion therein). The Transaction Statement shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

          4.4  Brokers. Except for the firm of Houlihan Lokey Howard & Zukin, no
               -------
broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company.

          4.5  Opinion of Financial Advisor. The Special Committee of the
               ----------------------------
Company Board has received the opinion of Houlihan Lokey Howard & Zukin, dated May 13, 2002, to the effect that as of the date of this Agreement the consideration to be received in the Merger by the Company's shareholders (other than Speer and his affiliates) is fair to such shareholders from a financial point of view, a signed copy of which opinion has been delivered to Speer and Merger Corporation.

          4.6  Required Company Vote. Company Shareholders' Approval, being the
               ---------------------
affirmative vote of a simple majority of the outstanding shares of Company Common Stock, is the only vote of the holders of any class or series of Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

                                   Article V

                                   Covenants
                                   ---------

          5.1  Conduct of Business by the Company Pending the Merger. Except as
               -----------------------------------------------------
otherwise contemplated by this Agreement, after the date hereof and prior to the Effective Time or earlier termination of this Agreement, unless Speer shall otherwise agree in writing, the Company shall:

               (a) conduct its businesses in the ordinary and usual course of business and consistent with past practice, except that the Company shall be allowed to approach the Barona Tribe to, among other things, attempt to cancel the Consulting Agreement and associated liabilities and discuss new business relationships between the Company and the Barona Tribe and the Company shall be allowed to continue developing and to market the CRM Software;

               (b) not (i) amend or propose to amend its articles of incorporation or bylaws, (ii) split, combine or reclassify its outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise;

               (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or any debt or equity securities convertible into or exchangeable for any such capital stock; provided, however, that the Company may issue shares upon the
               --------  -------
exercise of Options outstanding on the date hereof or Options granted in accordance with the provisions of this Section 5.1(c), and the Company may grant options to its nonemployee directors in accordance with the automatic grant provisions of the Company's 1996 Nonemployee Directors Stock Option Plan, as amended;

         (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money except in connection with restructuring existing indebtedness with Jonathan Ungar and Alan Henry Woods on terms which are reasonably acceptable to Speer; (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the exercise of outstanding Options pursuant to the terms of existing Company option plans,
(iii) make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business, or (iv) sell, pledge, dispose of or encumber any assets or businesses other than (A) sales of businesses or assets in connection with the dissolution of the Company's wholly-owned subsidiaries, DayPlan.com, Inc. and Inland Entertainment Corporation, (B) assignments or terminations of the Company's leases for real property located in California or (C) sales or dispositions of businesses or assets in the ordinary course of business consistent with past practice or as may be required by applicable law;

         (e) use all reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them other than as expressly permitted by the terms of this Agreement;

         (f) not enter into, amend, modify or renew any employment, consulting, severance or similar agreement with, or grant any salary, wage or other increase in compensation or increase in any employee benefit to, any director or officer of the Company, except (i) for changes that are required by applicable law, (ii) to satisfy obligations existing as of the date hereof, or (iii) in the ordinary course of business consistent with past practice;

         (g) not enter into, establish, adopt, amend or modify any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan, agreement, program or arrangement, in respect of any director, officer or employee of the Company, except, in each such case, as may be required by applicable law or by the terms of contractual obligations existing as of the date hereof, including any collective bargaining agreement, or except in accordance with the provisions of Section 6.1(c) hereof;

         (h) not make expenditures, including, but not limited to, capital expenditures, or enter into any binding commitment or contract to make expenditures, except (i) expenditures which the Company is currently contractually committed to make, (ii) expenditures in the ordinary and usual course of business and consistent with past practice, provided that such expenditures are budgeted for in the Company's current business and operating budget, (iii) expenditures incurred in connection with consummating the Merger, including the payment of professional fees, (iv) expenditures paid to the Company's insurance carriers in accordance with the provisions of Section 6.1(c) hereof and (v) expenditures not in excess of Fifty Thousand Dollars ($50,000) in the aggregate paid to the Company's insurance carriers for the payment of run-off programs for insurance policies of the Company other than the Company's Directors and Officers liability insurance;

         (i) not make, change or revoke any material tax election unless required by law or make any agreement or settlement with any taxing authority regarding any material amount of taxes or which would reasonably be expected to materially increase the obligations of the Company or the Surviving Corporation to pay taxes in the future;

         (j) not settle or compromise any litigation to which the Company is a party or with respect to which the Company may have or incur liability, at an aggregate cost to the Company in excess of One Hundred Thousand Dollars ($100,000) with respect to any action or claim or in excess of One Hundred Thousand Dollars ($100,000) with respect to all applicable actions and claims in the aggregate; and

         (k) not enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing.

     5.2 Control of the Company's Operations. Nothing contained in this
         -----------------------------------
Agreement shall give to Speer or Merger Corporation, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

     5.3 Acquisition Transactions.
         ------------------------

         (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, except in accordance with Section 5.3(b), the Company shall not initiate, solicit, negotiate, encourage or provide confidential information to facilitate, and the Company shall use all reasonable efforts to cause any officer, director or employee of the Company, or any attorney, accountant, investment banker, financial advisor or other agent retained by it, not to initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business, properties or capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as an "Acquisition Transaction").

         (b) Notwithstanding the provisions of paragraph (a) above, (i) the Company may, prior to receipt of the Company Shareholders' Approval, in response to an unsolicited bona fide written offer or proposal with respect to a potential or proposed Acquisition Transaction ("Acquisition Proposal") from a corporation, partnership, person or other entity or group (a "Potential Acquirer") which the Special Committee of the Company Board, or, if there be none, the Company Board, determines, in good faith and after consultation with its independent financial advisor, would reasonably be expected to result (if consummated pursuant to its terms) in an Acquisition Transaction more favorable to the Company's shareholders than the Merger (a "Qualifying Proposal"), furnish (subject to the execution of a confidentiality agreement substantially similar to the confidentiality provisions of the Confidentiality Agreement (as defined in Section 5.4)) confidential or non-public information to, and negotiate with, such Potential Acquirer, and may resolve to accept, or recommend, and, upon termination of this Agreement in accordance with Section 7.1(e) and after payment to Speer of the fee pursuant to Section 5.10(b), enter into agreements relating to, a Qualifying Proposal which the

Company Board, in good faith, has determined is reasonably likely to be consummated (such Qualifying Proposal being a "Superior Proposal") and (ii) the Company Board may take and disclose to the Company's shareholders a position contemplated by Rule 14e-2 under the Exchange Act, if applicable, or otherwise make disclosure required by the federal securities laws. It is understood and agreed that negotiations and other activities conducted in accordance with this paragraph (b) shall not constitute a violation of paragraph (a) of this Section 5.3.

         (c) The Company shall promptly notify Speer after receipt of any Acquisition Proposal, indication of interest or request for non-public information relating to the Company in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Company Board or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Speer shall be given in writing and shall indicate in reasonable detail the identity of the offeror and the material terms and conditions of such proposal, inquiry or contact.

     5.4 Access to Information. The Company shall afford to Speer and Merger
         ---------------------
Corporation and their respective accountants, counsel, financial advisors, sources of financing and other representatives (the "Speer Representatives") reasonable access during normal business hours with reasonable notice throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during such period, shall furnish promptly (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC in connection with the transactions contemplated by this Agreement, and (ii) such other information concerning its businesses, properties and personnel as Speer or Merger Corporation shall reasonably request and will obtain the reasonable cooperation of the Company's officers, employees, counsel, accountants, consultants and financial advisors in connection with the investigation of the Company by Speer and the Speer Representatives. All nonpublic information provided to, or obtained by, Speer or any Speer Representative in connection with the transactions contemplated hereby shall be "Confidential Information" for purposes of the Confidentiality Agreement dated May 13, 2002 among Speer, Merger Corporation and the Company (the "Confidentiality Agreement"), provided that Speer, Merger Corporation and the Company may disclose such information as may be necessary in connection with seeking the Merger Corporation Required Statutory Approvals, the Company Required Statutory Approvals and the Company Shareholders' Approval. Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes it may not provide to Speer by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which the Company or any subsidiary is required to keep confidential by reason of contract, agreement or understanding with third parties entered into prior to the date hereof.

     5.5 Notices of Certain Events.
         -------------------------

         (a) The Company shall as promptly as reasonably practicable after executive officers of the Company acquire knowledge thereof, notify Speer of:
(i) any notice or other communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract to which the Company or any of its subsidiaries is a party or which if not obtained would materially delay consummation of the Merger; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any of its subsidiaries.

         (b) Each of Speer and Merger Corporation shall as promptly as reasonably practicable after Speer acquires knowledge thereof, notify the Company of: (i) any notice or other communication from any person alleging that the consent of such person (or other person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract to which Speer or any of his subsidiaries is a party or which if not obtained would materially delay the Merger, (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened, against Speer or Merger Corporation, which relate to consummation of the transactions contemplated by this Agreement.

         (c) Each of the Company, Speer and Merger Corporation agrees to give prompt notice to each other of, and to use commercially reasonable efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate at the Effective Time unless such failure or occurrence would not have a Company Material Adverse Effect or a Merger Corporation Material Adverse Effect, as the case may be, and (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder unless such failure or occurrence would not have a Company Material Adverse Effect or a Merger Corporation Material Adverse Effect, as the case may be. The delivery of any notice pursuant to this Section 5.5(c) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     5.6 Meeting of the Company's Shareholders. The Company shall as promptly as
         -------------------------------------
practicable after the date of this Agreement take all action necessary in accordance with the UBCA, the CGCL and its Articles of Incorporation and bylaws to convene a meeting of the Company's shareholders (the "Company Shareholders' Meeting") to act on this Agreement. The Company Board shall recommend that the Company's shareholders vote to approve the Merger and adopt this Agreement; provided, however, that the Company may change its recommendation in any manner if its recommendation of the Merger would be inconsistent with the Company Board's fiduciary duties under applicable law, as determined by the Company Board in good faith after consultation with its financial and legal advisors.

     5.7 SEC Filings. As promptly as practicable after execution of this
         -----------
Agreement, the parties shall cooperate and promptly prepare and the Company shall file the Proxy Statement and the Transaction Statement with the SEC under the Exchange Act, and the parties shall use all reasonable efforts to have the Proxy Statement and the Transaction Statement cleared by the SEC. The Company shall notify Speer of the receipt of any comments of the SEC with respect to the Proxy Statement or Transaction Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall promptly provide to Speer copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Speer and his counsel the opportunity to review the Proxy Statement and Transaction Statement prior to their being filed with the SEC and shall give Speer and his counsel the opportunity to review all amendments and supplements to the Proxy Statement and Transaction Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Speer and Merger Corporation agrees to use its or his reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement and Transaction Statement have been cleared by the SEC, the Company shall mail the Proxy Statement to the shareholders of the Company. Prior to the date of approval of the Merger by the Company's shareholders, each of the Company, Speer and Merger Corporation shall correct promptly any information provided by it or him to be used specifically in the Proxy Statement or the Transaction Statement that shall have become false or misleading in any material respect and the Company shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement or the Transaction Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the shareholders of the Company, in each case to the extent required by applicable law.

     5.8 Shareholder Lists. At the request of Speer or Merger Corporation in
         -----------------
connection with the Merger, the Company shall furnish Speer and Merger Corporation with mailing labels containing the names and addresses of all record holders of shares of Company Common Stock and with security position listings of shares of Company Common Stock held in stock depositories, each as of a recent date, and of those persons becoming record holders subsequent to such date. The Company shall furnish Speer and Merger Corporation with all such additional information (including, but not limited to, updated lists of holders of shares of Company Common Stock and their addresses, mailing labels and lists of security positions) and such other assistance as Speer and Merger Corporation or its agents may reasonably request in communicating the terms of the Merger to the record and beneficial owners of shares of Company Common Stock. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Transaction Statement and any other documents necessary to consummate the Merger, Speer and Merger Corporation shall hold in confidence in accordance with the terms of the Confidentiality Agreement the information contained in such labels, listings and files, and shall use such information only in connection with the Merger. If this Agreement is terminated, Speer and Merger Corporation will deliver to Company all copies of such information (and extracts and summaries thereof) then in his, its or their agent's or advisor's possession in accordance with the terms of the Confidentiality Agreement.

     5.9 Public Announcements. Speer and the Company will consult with each
         --------------------
other before issuing any press release or making any public statement with respect to this

Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation.

     5.10 Expenses and Fees.
          -----------------

          (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and filing the Proxy Statement and the Transaction Statement shall be paid by the Company.

          (b) The Company agrees to reimburse Speer for all legal and Disbursing Agent fees incurred in connection with the Merger and related transactions, if:

              (i) the Company terminates this Agreement pursuant to clause (e) of Section 7.1;

              (ii)  Speer terminates this Agreement pursuant to clause (f) of
Section 7.1, which fee shall be payable within two (2) business days of such termination;

              (iii) this Agreement is terminated for any reason at a time at which Speer was not in material breach of his representations, warranties, covenants and agreements contained in this Agreement, and (A) prior to the time of the Company Shareholders' Meeting a proposal by a third party relating to an Acquisition Transaction had been publicly proposed or publicly announced, and
(B) on or prior to the twelve (12) month anniversary of the termination of this Agreement, the Company or any of its subsidiaries or affiliates enters into an agreement or letter of intent (or resolves or announces an intention to do) with respect to an Acquisition Transaction involving a person, entity or group, if such person, entity, group (or any member of such group, or any affiliate of any of the foregoing) made a proposal with respect to an Acquisition Transaction on or after the date hereof and prior to the Company Shareholders' Meeting and such Acquisition Transaction is consummated.

     5.11 Agreement to Cooperate.
          ----------------------

          (a) Subject to the terms and conditions of this Agreement, including
Section 5.3, each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations (including the Gaming Laws) to consummate and make effective the transactions contemplated by this Agreement, including using his or its reasonable best efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Speer and the Company and their respective subsidiaries, all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in that case, to proceed with the Merger as expeditiously as possible). In addition, subject to the terms and conditions herein provided and subject to the fiduciary duties of the respective boards of directors of the Company and Merger Corporation, none of the parties hereto shall knowingly take or cause to be taken any action (including, but not limited to, in the case of Merger Corporation, (i) the incurrence of material debt financing, other than the financing in connection with the Merger and related transactions and other than debt financing incurred in the ordinary course of business, and (ii) the acquisition of businesses or assets) which would reasonably be expected to delay materially or prevent consummation of the Merger.

               (b) Each party shall (i) promptly notify the other parties of any written communication to that party from any State Attorney General or any other governmental entity and, subject to applicable law, permit the other parties to review in advance any proposed written communication to any of the foregoing;
(ii) not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other parties in advance and, to the extent permitted by such governmental authority, gives the other parties the opportunity to attend and participate in such meetings or discussions; and (iii) furnish the other parties with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger.

          5.12 Financing. As a condition precedent to the Company's obligation
               ---------
to mail the Proxy Statement to the Company's shareholders in accordance with
Section 5.7 of this Agreement, Merger Corporation shall deliver to the Company an executed, written "highly confident" letter from Wells Fargo Bank N.A. or one or more similar lending institutions (each, a "Letter") that it, or such other lending institutions, as the case may be, can arrange the Financing. Merger Corporation shall use its reasonable efforts to consummate the Financing on terms and conditions consistent with the Letters or such other Financing on terms as shall be reasonably satisfactory to Merger Corporation, on or before the Effective Date; but reasonable efforts of Merger Corporation as used in this
Section 5.12 shall in no event require Merger Corporation to agree to financing terms materially more adverse to Merger Corporation than those provided for in the Letters. Merger Corporation shall use its reasonable efforts to satisfy before the Effective Date all requirements that are conditions to the closing of the transactions that constitute the Financing and to obtaining the cash proceeds of the Financing. Merger Corporation shall keep the Company informed about the status of the Financing, including, but not limited to, providing copies of financing documents and informing the Company of the termination of any Letter. The Company shall use its reasonable efforts to assist and cooperate with Merger Corporation to satisfy on or before the Closing Date all of the conditions to closing the transactions constituting the Financing that are applicable to the Company.

          5.13 Voting of Company Common Stock by Merger Corporation. Merger
               ----------------------------------------------------
Corporation covenants and agrees, and Speer as the sole stockholder of Merger Corporation covenants and agrees to cause Merger Corporation, to vote all shares of Company Common Stock owned by Merger Corporation in favor of the approval of the Merger and this Agreement.

                                   Article VI
                            Conditions To The Merger
                            ------------------------

          6.1 Conditions to the Obligations of Each Party. The obligations of
              -------------------------------------------
the Company, Speer and Merger Corporation to consummate the Merger are subject to the satisfaction of the following conditions:

               (a) this Agreement and the Merger shall have been adopted by the requisite vote of the shareholders of the Company in accordance with UBCA and the CGCL (the "Company Shareholders' Approval");

               (b) the Company, Jonathan Ungar ("Ungar") and Alan Henry Woods ("Woods") shall have completed the restructuring of indebtedness of the Company in accordance with the terms of that certain Restructuring Agreement dated as of May, 13, 2002 among the Company, Ungar and Woods;

               (c) the Company shall have prepaid to its insurance carrier(s) all premiums (and Surplus Lines Taxes and Stamping Fee, if applicable) and shall have complied with the carriers' requirements of binding, including the submission of all required documents, to effect a six (6) year Extended Reporting Period ("Runoff") of the Company's Directors and Officers Liability ("D&O") program which shall provide that the Company will not be responsible for any co-insurance payments and that the Company's retention amount will be required to be deposited and held in escrow during the term of the Runoff; and

               (d) none of the parties hereto shall be subject to any order or injunction of any governmental authority of competent jurisdiction that prohibits the consummation of the Merger. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such order overturned or injunction lifted.

               (e) The lenders to Merger Corporation shall not have refused to advance funds pursuant to their commitments, and shall have advanced sufficient amounts to provide, together with amounts previously contributed to Merger Corporation by Speer, the amounts required to pay the aggregate Cash Payment.

          6.2 Conditions to Obligation of the Company to Effect the Merger.
              ------------------------------------------------------------
Unless waived by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

               (a) Speer and Merger Corporation shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of Speer and Merger Corporation contained in this Agreement shall be true and correct on and as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date), except for such failures to perform or to be true and correct that would not reasonably be expected to have a Merger Corporation Material Adverse Effect, and the Company shall have received certificates from each of Speer and the chief executive officer of Merger Corporation to that effect;

               (b) all Merger Corporation Required Statutory Approvals required to be obtained in order to permit consummation of the Merger under applicable law shall have been obtained, except for any such Merger Corporation Required Statutory Approvals whose unavailability would not, singly or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect or Merger Corporation Material Adverse Effect, or (ii) result in Merger Corporation failing to meet the standards for licensing, suitability or character under any law, rule or regulation relating to the conduct of Merger Corporation's or the Company's business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) would reasonably be expected to have a Company Material Adverse Effect (after giving effect to the Merger); and

               (c) Merger Corporation shall have voted all shares of Company Common Stock owned by it in favor of the approval of the Merger and this Agreement.

          6.3 Conditions to Obligations of Speer and Merger Corporation to
              ------------------------------------------------------------
Effect the Merger. Unless waived by Speer and Merger Corporation, the
-----------------
obligations of Speer and Merger Corporation to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

               (a) the Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date), except for such failures to perform and to be true and correct that would not reasonably be expected to have a Company Material Adverse Effect, and Speer shall have received a certificate of the chief executive officer or the chief financial officer of the Company to that effect; and

               (b) all Company Required Statutory Approvals required to be obtained in order to permit consummation of the Merger under applicable law shall have been obtained, except for any such Company Required Statutory Approvals related to Gaming Laws or whose unavailability would not reasonably be expected to (i) have a Merger Corporation Material Adverse Effect or Company Material Adverse Effect, or (ii) result in Speer or his subsidiaries failing to meet the standards for licensing, suitability or character under any law, rule or regulation relating to the conduct of Merger Corporation's or the Company's business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) would reasonably be expected to have a Merger Corporation Material Adverse Effect (after giving effect to the Merger).

          6.4 Negotiations with Barona Tribe. The Company, Speer and Merger
              ------------------------------
Corporation acknowledge and agree that the Company's successful negotiations with the Barona Tribe to cancel the Consulting Agreement and associated liabilities and/or to enter into a new business relationship shall not be conditions to the obligations of the Company, Speer or Merger Corporation to effect the Merger.

                                  Article VII
                                  Termination

          7.1  Termination. This Agreement may be terminated and the Merger may
               -----------
be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

               (a) by mutual written consent of the Company, Speer and Merger Corporation;

               (b) by either the Company or Speer, if the Merger has not been consummated by September 30, 2002, provided that the right to terminate this Agreement under this clause (b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the Merger by such date (the "Outside Date");

               (c) by either the Company or Speer if any judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable and was not entered at the request of the terminating party;

               (d) by either the Company or Speer, if (i) there has been a breach by the other party of any representation or warranty contained in this Agreement which has not been cured in all material respects within thirty (30) days after written notice of such breach is given by the terminating party to the other party, or (ii) there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the terminating party to the other party;

               (e) by the Company if, prior to receipt of the Company Shareholders' Approval, the Company receives a Superior Proposal, resolves to accept such Superior Proposal, and shall have given Speer two (2) days' prior written notice of its intention to terminate pursuant to this provision; provided, however, that such termination shall not be effective until such time as the payment required by Section 5.10(b) shall have been received by Speer;

               (f) by Speer, if the Company Board shall have failed to recommend, or shall have withdrawn, modified or amended in any material respect its approval or recommendation of the Merger or shall have resolved to do any of the foregoing, or shall have recommended another Acquisition Proposal or if the Company Board shall have resolved to accept a Superior Proposal or shall have recommended to the shareholders of the Company that they tender their shares in a tender or an exchange offer commenced by a third party (excluding Merger Corporation, any affiliate of Merger Corporation, any affiliate of Speer or any group of which any affiliate of Speer is a member);

               (g) by Speer or the Company if the shareholders of the Company fail to approve the Merger pursuant to the UBCA and CGCL at a duly held meeting of shareholders called for such purpose (including any adjournment or postponement thereof); or

               (h) by the Company if the SEC shall determine that the grant of the right to receive the Contingent Payment is required to be registered under the Securities Act of 1933, as amended.

                                  Article VIII
                                  Miscellaneous

          8.1  Effect of Termination. In the event of termination of this
               ---------------------
Agreement by either Speer or the Company pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the Company, Speer, Merger Corporation or their respective officers or directors (except as set forth in this Section 8.1, in the second sentence of Section 5.4 and in Section 5.10, all of which shall survive the termination). Nothing in this Section 8.1 shall relieve any party from liability for any breach of any representation, warranty, covenant or agreement of such party contained in this Agreement, except that if the fee provided for in Section 5.10(b) becomes payable in accordance therewith, that fee will constitute the exclusive remedy of and the sole amount payable to Speer with respect to the event or circumstances in connection with which that fee becomes so payable.

          8.2  Nonsurvival of Representations and Warranties. No
               ---------------------------------------------
representation, warranty or agreement in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, and after effectiveness of the Merger neither the Company, Speer, Merger Corporation nor any of their respective officers or directors shall have any further obligation with respect thereto except for the agreements contained in Articles I, II and VIII.

          8.3  Notices. All notices required or permitted hereunder shall be in
               -------
writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address indicated below for such party or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

     If to the Company:

          Venture Catalyst Incorporated
          591 Camino de la Reina
          Suite 418
          San Diego, California  92108
          Attention:  Chief Financial Officer
          Facsimile No.:  (858) 385-1001
     with a copy to:

          Paul, Hastings Janofsky & Walker LLP
          695 Town Center Drive, 17th Floor
          Costa Mesa, CA 92626-1924
          Attention: John F. Della Grotta, Esq.
          Facsimile No.: (714) 979-1921

     If to Speer or Merger Corporation:

          Speer Casino Marketing, Inc.
          c/o Alhadeff & Solar, LLP
          550 West "C" Street, 19th Floor
          San Diego, California  92101
          Attention:  Robert Edmunds, Esq.
          Facsimile No.:  (619) 702-3898

     with a copy to:

          Alhadeff & Solar, LLP
          550 West "C" Street, 19th Floor
          San Diego, California  92101
          Attention:  Robert Edmunds, Esq.
          Facsimile No.:  (619) 702-3898

          8.4  Interpretation. The headings contained in this Agreement are for
               --------------
reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) "knowledge" shall mean actual knowledge of the executive officers of the Company or Speer, as applicable, and
(iii) reference to any Article or Section means such Article or Section hereof.

          8.5  Assignment. This Agreement, and the rights and obligations in
               ----------
connection herewith (including the documents and instruments referred to herein), shall not be assigned by operation of law or otherwise except pursuant to the provisions of Section 1.9(f) hereof.

          8.6  Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS,
               -------------
INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAWS OF THAT STATE. THE PARTIES HERETO AGREE THAT ANY APPROPRIATE STATE OR FEDERAL COURT LOCATED IN SAN DIEGO COUNTY, CALIFORNIA SHALL HAVE JURISDICTION OVER ANY CASE OR CONTROVERSY ARISING HEREUNDER OR IN CONNECTION HEREWITH AND SHALL BE THE PROPER AND EXCLUSIVE FORUM IN WHICH TO ADJUDICATE SUCH CASE OR CONTROVERSY. EACH PARTY HERETO AGREES TO BE SUBJECT TO SUCH

JURISDICTION AND VENUE. EACH PARTY AGREES THAT IT WILL, WITHIN FIVE (5) BUSINESS DAYS AFTER THE DATE HEREOF, ENTER INTO ARRANGEMENTS (WHICH SHALL BE REASONABLY ACCEPTABLE TO THE OTHER PARTY) TO APPOINT AN AGENT FOR SERVICE OF PROCESS IN SUCH JURISDICTION, AND EACH IRREVOCABLY SUBMITS TO SUCH JURISDICTION.

          8.7 Counterparts. This Agreement may be executed in two or more
              ------------
counterparts, each of which shall be considered to be an original, but all of which shall constitute one and the same agreement.

          8.8 Amendments; No Waivers.
              ----------------------

               (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Speer and Merger Corporation or, in the case of a waiver, by the party against whom the waiver is to be effective; however, any waiver or amendment shall be effective against a party only if the Board of Directors of the Company, in the case of the Company, or Speer, in the case of Speer or Merger Corporation, approves such waiver or amendment.

               (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          8.9 Entire Agreement. This Agreement and the Confidentiality Agreement
              ----------------
constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder except for Section 6.1(c), which is intended for the benefit of the Company's former and present officers, directors, employees and agents, and Articles I and II, which are intended for the benefit of the Company's shareholders.

          8.10 Severability. If any term or other provision of this Agreement is
               ------------
invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

                            [Signature Page Follows]

                        [SIGNATURE PAGE TO AGREEMENT AND
                                 PLAN OF MERGER]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

"Speer"
                                 /S/ L. DONALD SPEER, II
                                 ---------------------------------------
                                 L. DONALD SPEER, II


"Merger Corporation"             SPEER CASINO MARKETING, INC.,
                                 a Delaware corporation


                                 By: /S/ L. DONALD SPEER, II
                                    ------------------------------------
                                    L. Donald Speer, II
                                    Chief Executive Officer



"Company"                        VENTURE CATALYST INCORPORATED,
                                 a Utah corporation


                                 By: /S/ ANDREW B. LAUB
                                    ------------------------------------
                                 Name:  Andrew B. Laub
                                 Title: Executive Vice President Finance